UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2007

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
On October 1, 2007, we entered into a Technology License Agreement (the “License Agreement”) with Network Appliance, Inc. (“NetApp”), and on October 2, 2007, we entered into a Second Amendment (the “Second Amendment”) to our Development and OEM Supply Agreement with NetApp and Network Appliance Holding and Manufacturing B.V. (the “NetApp Agreement”).
The Second Amendment adds an additional general purpose disk array product to the NetApp Agreement that will enhance current offerings and extends the expiration date of the initial term of the NetApp Agreement by approximately 9 months. In addition, the initial 18-month period following first customer shipment of an initial NetApp product during which NetApp had agreed to purchase its requirements of certain specified products from us has been modified so that this period will now be for approximately 30 months after first customer shipment of an initial NetApp product (the “Initial Purchase Period”). Furthermore, the 12-month period following the Initial Purchase Period during which NetApp had agreed to purchase certain of its requirements for such products has been extended to a period of 15 months following the Initial Purchase Period (the “Additional Purchase Period”).
The License Agreement provides that, during the Initial Purchase Period and Additional Purchase Period (collectively, the “Time Commitment Period”), NetApp may, instead of acquiring certain specified products from us, manufacture and sell during the Time Commitment Period up to a certain minority percentage of its requirements obligations for such specified products provided, however, that NetApp pays to us an agreed royalty with respect to such specified products. Also, subject to our prior written agreement with NetApp on an applicable royalty, if any, to be paid by NetApp to us, NetApp may also sell, distribute, service and support during the Time Commitment Period products which are derived from such specified products that incorporate our intellectual property.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: October 3, 2007